FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Martin A. Dietrich, CEO
Michael J. Chewens, CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6119

NBT BANCORP INC. ANNOUNCES FIRST-QUARTER RESULTS AND DECLARES A 5.3% INCREASE IN QUARTERLY CASH DIVIDEND

NORWICH, NY (April 23, 2007) - NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) reported today that net income for the three months ended March 31, 2007, was $14.1 million, up 4.0% or $0.5 million from net income of $13.6 million reported for the same period in 2006. Net income per diluted share for the three months ended March 31, 2007, was $0.41 per share, compared with $0.40 per share for the same period in 2006. Return on average assets and return on average equity were 1.13% and 14.06%, respectively, for the three months ended March 31, 2007, compared with 1.18% and 15.11%, respectively, for the same period in 2006. The increase in net income for the three months ended March 31, 2007, was primarily the result of a $0.5 million increase in net interest income and a $1.5 million increase in noninterest income. The aforementioned increases in income were partially offset by a $0.4 million increase in noninterest expense, a $0.4 million increase in provision for loan and lease losses and a $0.7 million increase in income tax expense.

The comparability of financial information is affected by the acquisition of CNB Bancorp, Inc. (“CNB”). Operating results include the operations of CNB from the date of acquisition, which was February 10, 2006.

NBT President and CEO Martin A. Dietrich stated, “Despite the challenges we face in the current interest rate environment, I am pleased with our earnings performance for the first quarter. Although our net interest margin continues to compress, we have been able to successfully mitigate this compression through growth in our earning assets. In addition, we have been able to reduce our reliance on interest income by continuing to post strong noninterest income results. This, coupled with the dedication, focus and perseverance of our employees, has enabled us to deliver strong earnings for the quarter. While 2007 promises to be a challenging year for the financial services industry, I am encouraged by our results for the first quarter.”

Loan and Lease Quality and Provision for Loan and Lease Losses

Nonperforming loans at March 31, 2007, were $17.4 million or 0.51% of total loans and leases compared with $13.3 million or 0.41% of total loans and leases at March 31, 2006. This increase was mainly attributable to increases in nonperforming small business and agricultural loans, primarily due to regional flooding as well as falling milk prices. Net charge-offs for the three month period ended March 31, 2007, were $2.1 million, up $0.4 million from the three month period ended March 31, 2006. Net charge-offs to average loans and leases for the three months ended March 31, 2007, were 0.25%, compared with the 0.23% ratio for the three months ended March 31, 2006. For the three months ended March 31, 2007, the provision for loan and lease losses totaled $2.1 million, compared with $1.7 million for the same period in 2006. The Company’s allowance for loan and lease losses was 1.49% of loans and leases at March 31, 2007, compared with 1.53% at March 31, 2006. The ratio of the allowance for loan and lease losses to nonperforming loans was 291.16% at March 31, 2007, compared with 373.56% at March 31, 2006.

Net Interest Income

Net interest income was up 1.3% to $40.6 million for the three months ended March 31, 2007, compared with $40.1 million for the same period a year ago. Despite a decrease in the Company’s fully taxable equivalent (FTE) net interest margin, from 3.86% for the three months ended March 31, 2006, to 3.63% for the same period in 2007, the Company experienced an increase in net interest income that was attributable to an 8.3% growth in average earning assets. The growth in average earning assets was in large part due to organic loan growth, particularly consumer loans, as well as the acquisition of CNB in February 2006. The decline in the net interest margin is due largely to the effect from our borrowings, money market accounts and time deposits repricing in a higher interest rate environment. Earning assets, particularly those tied to a fixed rate, have not realized the benefit of the higher interest rate environment, since yields on earning assets with terms of three years or longer have remained relatively flat during this period. The Company anticipates that margin pressure will persist into the next several quarters, given the flat to inverted yield curve. If the yield curve remains flat or inverted, we expect net interest income to remain relatively flat through 2007.

Noninterest Income

Noninterest income for the three months ended March 31, 2007, was $12.7 million, up $1.5 million or 13.1% from $11.2 million for the same period in 2006. Fees from service charges on deposit accounts and ATM and debit cards collectively increased $0.5 million from growth in our debit card base as well as growth in our demand deposit accounts. Retirement plan administration fees for the three months ended March 31, 2007, increased $0.4 million, compared with the same period in 2006, as a result of our growing client base. Broker/dealer and insurance revenue for the three months ended March 31, 2007, increased $0.2 million in large part due to the growth in brokerage income from retail financial services as well as the addition of Hathaway Insurance Agency as part of the acquisition of CNB. Bank-owned life insurance income for the three months ended March 31, 2007, increased $0.1 million, compared with the same period in 2006. This increase was due in large part to the acquisition of CNB. Trust administration income increased $0.1 million for the three months ended March 31, 2007, compared with the same period in 2006. This increase stems from the increased market value of accounts, an increase in customer accounts as a result of the acquisition of CNB and successful business development. Other noninterest income for the three months ended March 31, 2007, decreased $0.6 million, compared with the same period in 2006, primarily as a result of a gain on the sale of a branch in 2006. Net securities losses for the three months ended March 31, 2007, were nominal, compared with net securities losses of $0.9 million for the three months ended March 31, 2006. Excluding the effect of these securities transactions, noninterest income increased $0.5 million, or 4.4%, for the three months ended March 31, 2007, compared with the same period in 2006.

Noninterest Expense and Income Tax Expense

Noninterest expense for the three months ended March 31, 2007, was $30.9 million, up from $30.5 million for the same period in 2006. Office expenses, such as supplies and postage, occupancy, equipment and data processing and communications charges, increased by $0.2 million, or 2.7%, for the three months ended March 31, 2007, compared with the same period in 2006. Salaries and employee benefits increased $0.2 million, or 1.4%, for the three months ended March 31, 2007, over the same period in 2006. Professional fees and services decreased $0.2 million, or 9.5%, for the three months ended March 31, 2007, compared with the same period in 2006 in large part due to a decrease in Information Technology and other consulting services. Amortization expense increased $0.1 million for the three months ended March 31, 2007, over the same period in 2006. This increase was due primarily to the acquisition of CNB in February 2006. Loan collection and other real estate owned expenses increased $0.2 million for the three months ended March 31, 2007, over the same period in 2006. This increase was due primarily to an increase in the amount of real estate taxes paid on foreclosures in 2007 compared with 2006. Other operating expense for the three months ended March 31, 2007, decreased $0.1 million, or 4.3%, compared with the same period in 2006. Income tax expense for the three months ended March 31, 2007, was $6.2 million, up from $5.6 million for the same period in 2006. The effective rate for the three months ended March 31, 2007, was 30.6%, up from 29.0% for the same period in 2006. The increase in the effective tax rate for the three months ended March 31, 2007, versus the same period in 2006 resulted primarily from a tax refund received in the first quarter of 2006.

Balance Sheet

Total assets were $5.1 billion at March 31, 2007, up $214.9 million from $4.9 billion at March 31, 2006. Loans and leases increased $147.6 million or 4.5% from $3.2 billion at March 31, 2006, to $3.4 billion at March 31, 2007, due primarily to growth in consumer loan products. Total deposits were $4.0 billion at March 31, 2007, up 9.6% from the same period at March 31, 2006, in large part due to growth in time deposits, money market accounts and savings accounts. Stockholders’ equity was $407.6 million, representing total equity to total assets of 7.99% at March 31, 2007, compared with $385.8 million or a total equity to total asset ratio of 7.90% at March 31, 2006.

Stock Repurchase Program

On April 23, 2007, the NBT Board of Directors authorized a new repurchase program whereby NBT intends to repurchase up to an additional 1,000,000 shares (approximately 3%) of its outstanding common stock, as market conditions warrant in open market and privately negotiated transactions. When this repurchase was authorized, there were 363,180 shares remaining under previous authorizations. These remaining shares were combined with this new authorization, increasing the total shares available for repurchase to 1,363,180. Under the authorized programs for the period, the Company purchased 373,967 shares of its common stock during the three months ended March 31, 2007, for a total of $8.6 million at an average price of $22.90 per share.

Dividend Declared

The NBT Board of Directors declared a first-quarter cash dividend of $0.20 per share at a meeting held today, representing a $0.01 per share, or 5.3%, increase from the cash dividend of $0.19 per share declared during the previous quarter. The dividend will be paid on June 15, 2007, to shareholders of record as of June 1, 2007.

Corporate Overview

NBT is a financial holding company headquartered in Norwich, NY, with total assets of $5.1 billion at March 31, 2007. The Company primarily operates through NBT Bank, N.A., a full-service community bank with two divisions, and through two financial services companies. NBT Bank, N.A. has 119 locations, including 80 NBT Bank offices in upstate New York and 39 Pennstar Bank offices in northeastern Pennsylvania. EPIC Advisors, Inc., based in Rochester, NY, is a full-service 401(k) plan recordkeeping firm. Hathaway Insurance Agency, Inc., based in Gloversville, NY, is a full-service insurance agency. More information about NBT and its divisions can be found on the Internet at: www.nbtbancorp.com, www.nbtbank.com, www.pennstarbank.com, www.epic1st.com and www.hathawayagency.com.

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of NBT Bancorp and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of factors, many of which are beyond NBT’s control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards and tax laws, may adversely affect the businesses in which NBT is engaged; (6) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than NBT; and (7) adverse changes may occur in the securities markets or with respect to inflation. Forward-looking statements speak only as of the date they are made. Except as required by law, NBT does not undertake to update forward-looking statements to reflect subsequent circumstances or events.

NBT Bancorp Inc. and Subsidiaries SELECTED FINANCIAL HIGHLIGHTS
(unaudited)
	2007	2006	Net Change	Percent Change
	(dollars in thousands, except per share data)

Three Months Ended March 31,
Net Income	$14,132	$13,588	$544	4%
Diluted Earnings Per Share	$0.41	$0.40	$0.01	2%
Weighted Average Diluted Common Shares Outstanding	34,457,082	33,746,423	711,445	2%
Return on Average Assets (1)	1.13%	1.18%	-0.05%	-4%
Return on Average Equity (1)	14.06%	15.11%	-1.05%	-7%
Net Interest Margin (2)	3.63%	3.86%	-0.23%	-6%

Asset Quality	March 31,	December 31,	March 31,
	2007	2006	2006
Nonaccrual Loans	$16,294	$13,665	$12,616
90 Days Past Due and Still Accruing	$1,069	$1,642	$720
Total Nonperforming Loans	$17,363	$15,307	$13,336
Other Real Estate Owned (OREO)	$632	$389	$279
Total Nonperforming Assets	$17,995	$15,696	$13,615
Allowance for Loan and Lease Losses	$50,554	$50,587	$49,818
Year-to-Date (YTD) Net Charge-Offs	$2,129	$8,673	$1,775
Allowance for Loan and Lease Losses to Total Loans and Leases	1.49%	1.48%	1.53%
Total Nonperforming Loans to Total Loans and Leases	0.51%	0.45%	0.41%
Total Nonperforming Assets to Total Assets	0.35%	0.31%	0.28%
Allowance for Loan and Lease Losses to Total Nonperforming Loans	291.16%	330.48%	373.56%
Annualized Net Charge-Offs to YTD Average Loans and Leases	0.25%	0.26%	0.23%

Capital
Equity to Assets	7.99%	7.94%	7.90%
Book Value Per Share	$11.99	$11.79	$11.22
Tangible Book Value Per Share	$8.61	$8.42	$7.84
Tier 1 Leverage Ratio	7.60%	7.57%	7.77%
Tier 1 Capital Ratio	10.53%	10.42%	10.30%
Total Risk-Based Capital Ratio	11.78%	11.67%	11.56%

Quarterly Common Stock Price	2007		2006		2005
Quarter End	High	Low	High	Low	High	Low
March 31	$25.81	$21.73	$23.90	$21.02	$25.66	$21.48
June 30			23.24	21.03	24.15	20.10
September 30			24.57	21.44	25.50	22.79
December 31			26.47	22.36	23.79	20.75

(1) Annualized
(2) Calculated on a FTE basis

NBT Bancorp Inc. and Subsidiaries SELECTED FINANCIAL HIGHLIGHTS
(unaudited)
	2007	2006	Net Change	Percent Change
(dollars in thousands, except per share data)
Balance Sheet as of March 31,
Loans and Leases	$3,395,476	$3,247,841	$147,635	5%
Earning Assets	$4,718,844	$4,529,770	$189,074	4%
Total Assets	$5,100,781	$4,885,851	$214,930	4%
Deposits	$3,966,655	$3,620,061	$346,594	10%
Stockholders’ Equity	$407,580	$385,754	$21,826	6%

Average Balances
Quarter Ended March 31,
Loans and Leases	$3,398,590	$3,147,115	$251,475	8%
Securities Available For Sale
(excluding unrealized gains or losses)	$1,123,414	$1,054,370	$69,044	7%
Securities Held To Maturity	$140,856	$97,347	$43,509	45%
Regulatory Equity Investment	$34,804	$40,549	$(5,745)	-14%
Short-Term Interest Bearing Accounts	$9,255	$7,742	$1,513	20%
Total Earning Assets	$4,706,919	$4,347,123	$359,796	8%
Total Assets	$5,068,491	$4,666,163	$402,328	9%
Interest Bearing Deposits	$3,245,152	$2,809,696	$435,456	15%
Non-Interest Bearing Deposits	$616,938	$591,087	$25,851	4%
Short-Term Borrowings	$265,347	$371,632	$(106,285)	-29%
Long-Term Borrowings	$482,025	$475,755	$6,270	1%
Total Interest Bearing Liabilities	$3,992,524	$3,657,083	$335,441	9%
Stockholders’ Equity	$407,519	$365,015	$42,504	12%

NBT Bancorp Inc. and Subsidiaries	March 31,	December 31,	March 31,
Consolidated Balance Sheets (unaudited)	2007	2006	2006
(in thousands)

ASSETS
Cash and due from banks	$132,494	$130,936	$123,593
Short term interest bearing accounts	24,598	7,857	9,675
Securities available for sale, at fair value	1,116,205	1,106,322	1,112,118
Securities held to maturity (fair value of $145,762, $136,287 and$102,338 at March 31, 2007, December 31, 2006 and March 31, 2006, respectively)	145,760	136,314	102,754
Federal Reserve and Federal Home Loan Bank stock	30,487	38,812	37,962
Loans and leases	3,395,476	3,412,654	3,247,841
Less allowance for loan and lease losses	50,554	50,587	49,818
Net loans and leases	3,344,922	3,362,067	3,198,023
Premises and equipment, net	65,784	66,982	67,889
Goodwill	103,420	103,356	102,692
Intangible assets, net	11,408	11,984	13,632
Bank owned life insurance	42,217	41,783	40,535
Other assets	83,486	81,159	76,978
TOTAL ASSETS	$5,100,781	$5,087,572	$4,885,851

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand (noninterest bearing)	$624,171	$646,377	$618,531
Savings, NOW, and money market	1,632,222	1,566,557	1,546,840
Time	1,710,262	1,583,304	1,454,690
Total deposits	3,966,655	3,796,238	3,620,061
Short-term borrowings	204,421	345,408	329,702
Long-term debt	392,792	417,728	424,865
Trust preferred debentures	75,422	75,422	75,422
Other liabilities	53,911	48,959	50,047
Total liabilities	4,693,201	4,683,755	4,500,097

Total stockholders' equity	407,580	403,817	385,754

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,100,781	$5,087,572	$4,885,851

NBT Bancorp Inc. and Subsidiaries	Three months ended March 31,
Consolidated Statements of Income (unaudited)	2007	2006
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$59,808	$52,833
Securities available for sale	13,467	11,877
Securities held to maturity	1,444	985
Other	740	611
Total interest, fee and dividend income	75,459	66,306
Interest expense:
Deposits	25,984	17,225
Short-term borrowings	3,092	3,937
Long-term debt	4,486	4,142
Trust preferred debentures	1,268	883
Total interest expense	34,830	26,187
Net interest income	40,629	40,119
Provision for loan and lease losses	2,096	1,728
Net interest income after provision for loan and lease losses	38,533	38,391
Noninterest income:
Trust	1,437	1,358
Service charges on deposit accounts	4,469	4,219
ATM and debit card fees	1,896	1,645
Broker/dealer and insurance revenue	1,083	908
Net securities losses	(5)	(934)
Bank owned life insurance income	434	381
Retirement plan administration fees	1,592	1,231
Other	1,784	2,416
Total noninterest income	12,690	11,224
Noninterest expense:
Salaries and employee benefits	15,964	15,748
Office supplies and postage	1,296	1,181
Occupancy	3,169	2,988
Equipment	1,933	2,156
Professional fees and outside services	1,658	1,832
Data processing and communications	2,877	2,702
Amortization of intangible assets	409	323
Loan collection and other real estate owned	377	211
Other operating	3,189	3,331
Total noninterest expense	30,872	30,472
Income before income taxes	20,351	19,143
Income taxes	6,219	5,555
Net income	$14,132	$13,588
Earnings Per Share:
Basic	$0.41	$0.41
Diluted	$0.41	$0.40

NBT Bancorp Inc. and Subsidiaries	1Q	4Q	3Q	2Q	1Q
Quarterly Consolidated Statements of Income (unaudited)	2007	2006	2006	2006	2006
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$59,808	$60,795	$59,329	$57,085	$52,833
Securities available for sale	13,467	13,296	13,342	13,084	11,877
Securities held to maturity	1,444	1,409	1,293	1,043	985
Other	740	517	724	619	611
Total interest, fee and dividend income	75,459	76,017	74,688	71,831	66,306
Interest expense:
Deposits	25,984	25,652	24,052	20,869	17,225
Short-term borrowings	3,092	3,572	3,828	4,111	3,937
Long-term debt	4,486	4,091	4,603	4,227	4,142
Trust preferred debentures	1,268	1,277	1,285	1,255	883
Total interest expense	34,830	34,592	33,768	30,462	26,187
Net interest income	40,629	41,425	40,920	41,369	40,119
Provision for loan and lease losses	2,096	3,484	2,480	1,703	1,728
Net interest income after provision for loan and lease losses	38,533	37,941	38,440	39,666	38,391
Noninterest income:
Trust	1,437	1,387	1,425	1,459	1,358
Service charges on deposit accounts	4,469	4,418	4,460	4,493	4,219
ATM and debit card fees	1,896	1,764	1,888	1,789	1,645
Broker/dealer and insurance fees	1,083	1,037	1,024	967	908
Net securities (losses) gains	(5)	30	7	22	(934)
Bank owned life insurance income	434	425	431	392	381
Retirement plan administration fees	1,592	1,424	1,450	1,431	1,231
Other	1,784	1,847	1,832	2,003	2,416
Total noninterest income	12,690	12,332	12,517	12,556	11,224
Noninterest expense:
Salaries and employee benefits	15,964	15,166	15,628	16,335	15,748
Office supplies and postage	1,296	1,418	1,275	1,456	1,181
Occupancy	3,169	2,739	3,044	2,747	2,988
Equipment	1,933	2,069	2,040	2,067	2,156
Professional fees and outside services	1,658	2,502	1,627	1,800	1,832
Data processing and communications	2,877	2,466	2,637	2,649	2,702
Amortization of intangible assets	409	389	471	466	323
Loan collection and other real estate owned	377	629	222	289	211
Other operating	3,189	3,504	2,974	3,885	3,331
Total noninterest expense	30,872	30,882	29,918	31,694	30,472
Income before income taxes	20,351	19,391	21,039	20,528	19,143
Income taxes	6,219	5,743	6,497	6,359	5,555
Net income	$14,132	$13,648	$14,542	$14,169	$13,588
Earnings per share:
Basic	$0.41	$0.40	$0.43	$0.41	$0.41
Diluted	$0.41	$0.40	$0.43	$0.41	$0.40